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<FILENAME>december1sb2/a.txt

As filed with the Securities and Exchange Commission on December 1, 2006 REGISTRATION NO. 333-137437

U.S.SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Amendment #2
FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

USChina Channel Inc.
(Name of Small Business Issuer in its Charter)

      Nevada                  7389                        20-4854568
(State or Other      (Primary Standard Industrial       (I.R.S. Employer
Jurisdiction           Classification Code Number)      Identification No.)
Of Organization)

665 Ellsworth Avenue, Connecticut, 06511
Tel: (203) 844-0809
(Address and Telephone Number of Registrant's Principal Place of Business)

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

              CALCULATION OF REGISTRATION FEE

Title of Each  Proposed Maximum  Proposed Maximum  Amount of  Registration
Class of       Number of Shares   Offering Price   Aggregate   Fee (1)
Securities to    to be             Per Share        Offering
be Registered   Registered                          Price (1)

Common Stock    400,000             $0.50            $200,000   $21.40


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED ______ __, 2006

USChina Channel Inc.
400,000 Shares of Common Shares
$0.50 per Share

USCHINA Channel Incorporation offers for sale 400,000 common shares maximum at a fixed price of $0.50 per share. The shares being offered represent 28.1% of the shares of common stock of the Company that will be outstanding following the offering. This offering for sale is on itself underwritten, best efforts, and there is no minimum number of common shares that we have to sell. There are no minimum purchase requirements. Proceeds from the sale of common shares will be held in our account. We may use all funds received from the offering immediately and there may not be any refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days in our sole discretion. This offering will end no later than 180 days from the date of this prospectus and may be terminated sooner in our sole discretion.

These securities involve a high degree of risk (see "RISK FACTORS", page 5). The securities offered herein should only consider by persons who can afford to sustain the complete loss of their investment.

Neither the Securities & Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This is our initial public offering. No public market currently exists for our shares. The common shares will be offered and sold by our officer, Mr. Andrew Chien, without any discounts or other commissions.

The date of this Prospectus is December 1, 2006.

TABLE OF CONTENTS                                              Page

PROSPECTUS SUMMARY                                                3
RISK FACTORS                                                      5
     RISKS RELATED TO OUR COMPANY                                 5
     RISKS RELATED TO THIS OFFERING                               9
FORWARD-LOOKING STATEMENTS                                       12
USE OF PROCEEDS                                                  12
DETERMINATION OF OFFERING PRICE 					     13
DILUTION 									     13
PLAN OF DISTRIBUTION							     16
TRANSFER AGENT AND REGISTRAR						     17
LEGAL PROCEEDINGS								     17
DIRECTORS, EXECUTIVE OFFICER, PROMOTERS, AND CONTROL PERSONS     18
SECURITY OWERSHIP OF CERTAIN BENEFICIAL OWERNERS AND MANAGEMENT  20
FUTURE SALES BY EXISTING SHAREHOLDERS				     20
DESCRITION OF SECURITIES 						     20
INTEREST OF NAMED EXPERTS AND COUNSEL 				     21
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT
     LIABILITIES                                                 21
ORGANIZATION WITHIN LAST FIVE YEARS					     22
DESCRIPTION OF BUSINESS 						     22
MANAGERMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS	     27
DESCRIPTION OF PROPERTY							     29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS			     30
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	     30
EXECUTIVE COMPENSATION							     31
FINANCIAL STATEMENTS							     31
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTA ON ACCOUNTING AND
     FINANCIAL DISCLOSURE                                        40


                       PROSPECTUS SUMMARY

The following summary explains chosen information regarding the USChina Channel Inc., the offering of common stock, and the business of the Company. The summary may not contain all the information that is important to potential investors. Each prospective investor is urged to read this prospectus in its entirety and particularly the relevant information set forth in "RISK FACTORS" on page 5.

As used in this prospectus, the terms "we", "us", "our", the "Company", the "INC." and "USChina Channel" means USChina Channel Incorporation, a Nevada corporation.

All dollar amounts commonly refer to US dollars unless otherwise indicated.

Our Business

USChina Channel Incorporation (the INC) was incorporated on April 26, 2006, under the laws of the State of Nevada. Our principal executive office, and the location from which we significantly conduct operations, is situated at 665 Ellsworth Avenue, New Haven, CT 06511. Our telephone number is (203) 844-0809 and our Internet address is www.uschinachannel.net.

The Company's business will focus in furnishing business services to the small or median sized private companies in the People's Republic of China that want to look for business partners, or agencies, or financing resources, or to become public listing through IPO or reverse merger in the United States, Canada or Europe. The services are limited to
   -	To do SEC filings for both Chinese companies and some US shell companies that are willing to merger with Chinese entities;
   -	Agency services for exhibits include some demonstrations not for sale;
   -	Agency service for informative conferences or road show;
   -	Lettering services;
   -	Patent broker service includes patent application.

The business development of the INC largely depends on the weighty leadership skills of the officer Andrew Chien. Mr. Chien has engaged another business called USChina Channel LLC (the LLC). The LLC was organized in the State of Connecticut on January 11, 2006, and is a private business fully owned by Mr. Chien. The business of the LLC is the management consulting services specialized for the reverse mergers among the Chinese companies and OCTBB listed "shell" companies. The business scope of LLC has no overlapping with that of the INC's. The LLC is neither an agent for SEC filing, nor an agent for exhibits, conferences or road shows, or patent and lettering services. While the LLC's customers are limited to the privately owned small or medium sized Chinese companies, the INC's customers may include some of the publicly listed companies. However, the customers of the LLC will be interested in the services supplied by the INC. Any success of the LLC will help the marketing of the INC.

We are a Development Stage company that, as of the date of this prospectus, we have not yet commenced operation nor generated any revenues (see page 22, DESCRIPTION OF BUSINESS) because we don't have capital to promote our services and then engage in any customer. The Company currently uses the officer Mr. Chien's home on rent-free, and office equipment, such as telephones, computers, and printer; fax machine, scanner and Internet service on fee-sharing basis. Our auditor has raised substantial doubt about our ability to continue as a going concern since we do not currently have sufficient working capital necessary to be successful. Despite the fact that we have no sufficient working capital, we are not a 'blank check' company and do not intend to enter into a business combination.

The Offering

The Offering

Securities Offered:      Maximum 400,000 shares of common stock,
                         Par value $0.001
Offering price:          $0.50 per share
Offering period:         The shares are being offered for a period not to
                         exceed 90 days unless extended by our board of
                         directors for an additional 90 days.
Net proceeds to our
 company:                $200,000
Use of proceeds:         Payment of offering expenses, equipment,
                         marketing, and working capital. The proceeds raised from this offering will not be used to pay any compensation to our officer and directors.

Shares outstanding
before the offering:     1,020,000
Shares outstanding
after the offering:      1,420,000

Summary of Selected 	 We are a Development Stage company. From the date
Financial Data:          of our registration  on April 26, 2006, to June 30,
                         2006, we have no revenue and earning from the operations. As of September 30, 2006, our financial data (audited) are as follows:

Revenue:                 $  0
Net Profits (loss):      (5334)
Total Assets:             1,020
Total Liabilities:        5,334
Shareholder Equity:     $(4,314)


                        RISK FACTORS

To the best of our knowledge, all material risk factors are set forth hereafter. Investing in our securities involves high risk. You should carefully consider the following risk factors and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing our common stocks. You could shortly lose part or all of your investment due to any of these unavoidable risk factors.

                  RISKS RELATING TO OUR COMPANY

1. We have no operating history and our operating results are unpredictable.

We do not have any operating history. We established the Company in April of 2006. We applied for a filer agency, and arrived the recognition by SEC on June 28, 2006. From the date of establishment till now, we don't have any revenue. There is no customer to sign for the service lasted for several years as we hope. The Company is considered in the development stage, and is subject to all the risks inherent in the independent creation of a new business. Since the Company is a new venture, it has little record of operations and there is nothing at this time upon which to base an assumption that the Company's plans will ultimately prove successful.

Our no operating history and the rapidly changes of the service market in which we compete make it difficult to accurately forecast our revenues and operating results. Our operating results are unpredictable and we expect them to fluctuate.

2. We will incur increased costs as a result of being a public company.

As a public company, we will apparently suffer significant legitimate, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by SEC and the Exchanges have required changes in corporate governance practices of public companies. These new rules and regulations have increased and will constantly increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and expensive. In addition, we will suffer additional costs associate with our public company reporting requirements.

3. Our auditors have raised substantial doubt about our ability to continue as a going concern since the Company does not currently have sufficient working capital necessary to be successful.

We haven't yet commenced operation and started to generate revenue, and we only have $1,020 cash and shareholder equity of $$(4,314)on September 30, 2006. We don't have predictable cash flow in the near future. If we fail to generate revenue, we may suffer the losses from costs and expenses related to implementing our business model, developing and marketing our service, and attracting and retaining clientele.

As an outcome of the judicial assessment of our financial statements, our auditors have increased significant doubt about our ability to continue as a going concern because they have determined that we do not have sufficient working capital necessary to be successful. They are concerned that we may not be able to continue in business and that our business may fail in the near future. Although, extension of our company as a going concern is dependent upon obtaining additional working capital according to our auditors, that the auditors published an opinion of going concern makes us more difficult to obtain additional working capital since such opinion itself may lower stockholders and creditors confidence in our company. Their going concern opinion may cause that the lending entities may refuse to formally grant us a loan or line of credit, or if such loan or line of credit is granted, it may be bestowed only at a higher than average rate of interest.

4. We may barely raise only small funds in the offering.

As there is no minimum number of shares that must be sold in this offering, it is possible that we will not raise any funds or that we will raise only small funds such as $10,000, or less. If this were to reportedly happen, plus if we could not generate new cash flow from the operation, we would cease our operation in the next six months. In this condition, you would likely suffer a loss equal to the amount of your investment.

Based on our current operating plan, if the shares of the maximum number are sold then we should have sufficient funds to satisfy our anticipated need for working capital and capital expenditures for the next twelve to fifteen months even without a customer. Following this period of time, we may require additional capital if we could not engage in new customers. If we are not able to raise additional funds, then our business would sink and you would likely suffer a loss equal to the amount of your investment. Note, however, that even if the shares of the maximum number are sold, we may desire to raise additional funds before expiration of the twelve to fifteen month period for the purpose of creating enhanced services and tempting experienced individuals to our company.

5. We do not yet have any substantial assets and you will be providing all of the cash for our operations.

We are completely dependent upon the loans from Mr. Chien, the operation cash flow, or the proceeds of this offering to fully fund our business. If we cease operations for any reason, you may lose your investment while Mr. Chien, Ms. Yu and Ms. Chien will lose total investment of $1020 plus Mr. Chien's paid expenses up to $70,000 for the Company. If the offering successful, Mr. Chien, Ms. Yu and Ms. Chien, our only shareholders, will receive a significant benefit from your investment. As well, since inception, Mr. Chien paid all the expenses of the Company recorded as Due to Officer. Due to the financial agreement between Mr. Chien and the Company dated October 3, 2006, the maximum loan from Mr. Chien to the Company will be $70,000. If the proceeds from the offering are more than $70,000, the Company will reimburse all the expenses to Mr. Chien without paying the interests. The financial agreement will automatically terminate ten days after the offering. Then, if the Company cannot receive any cash from the customers after the offering successful, you will be providing almost all of the cash for our operations. As a result, if we subsequently cease operations for any reason, you may lose your entire investment while Mr. Chien, Ms. Yu and Ms. Chien, together, may lose the investment of $1,020.

6. As our President has another outside business activities, he may be unable to devote his full time to the Company, which may be periodic interruptions in our operation, and our business could fail.

Mr. Chien, our President and sole revenue-making officer, has other business of USChina Channel LLC, which has similar clientele but different service of the INC. The frequent activities of the LLC may constantly occupy his more time, which may result in periodic interruptions or suspensions of our business plan, or the performing delays of the customer projects of INC's. Such delays could have a significant negative effect on the success of our business.

7. Except the maximum loans of $70,000 from Mr. Chien, we do not have any additional source of funding for our business plans and may be unable to find any such funding if and when needed.

Other than the shares offered by this prospectus plus the maximum loans of $70,000 from Mr. Chien, offered under certain conditions as specified in the financial agreement between Mr. Chien and the Company dated October 3, 2006, no other source of capital has been identified or sought. As a result we do not have alternate source of funds beyond the loans from Mr. Chien should we fail to complete this offering. If we do find an alternative source of capital, the terms and conditions of acquiring such capital may result in dilution and the resultant lessening of value of the shares of stockholders.

8. We are subject to the many risks of doing business in China.

Any slow down growth of the economy of China could reduce the demand for capital and our services. Our business, financial condition, results of operations and prospects are affected significantly by economic, political, legal developments, or the changes of the regulations and rules in the financial industry of China.

9. Dependence on engaging in new customers.

The services offered by the USChina Channel Incorporation to its Chinese customers haven't charged on a fair rate per hour. It plans to charge on annual service basis or finished projects. The success of the business depends on to engage in more customers; especially those previously listed in one of the US stock exchanges. The number of the customers we are serving will mostly influence our revenues and operating results in every period. In order to keep the business generating revenue from time to time, the Company should consistently engage in new customers until the Company's works load is full.

However, there are intense competitions existing in the Chinese business services especially in the massive financial market. There are many lawyers to do SEC filing work. More professionals became skilled in both English and Chinese. And there are many full services to replace the one individual item service. Our Company does not provide legal advice, nor act as an investment advisor. This nature limits our customer numbers. The absence of the new customers will significantly influence the revenues and operating results.

10. SEC regulation change

Currently, our potential customers are interested in "reverse mergers" with US shell companies. Any SEC regulation change regards "reverse mergers" and "back door registrations" will greatly influence our potential numbers of the clientele.

11. We have no business insurance

USChina Channel Inc. presently does not have any business insurance coverage and may suffer losses resulting from business interruptions, or unanticipated legal activities.

12. If we formally grant employee share options and other share-based compensation in the future, our net income per share could be negatively affected.

13. Foreign currency exchange policy in China could adversely affect our profitability.

In China, it is not free for every business or person to exchange Chinese RMB to US dollars. Some payments to us will be in RMB. We would need extra help to change RMB into dollars. It will increase the amount of accounts receivable, or cost us additional service fee and reduce our profits. And the fluctuations of the foreign currency exchange rate also may affect our revenues and operating results.

14. Our officer and directors control our company.

Our officer and directors currently own 99% of our outstanding shares of common stock. Following completion of this offering, our officer and directors will own over 71% of the common stock and remain to control the Company. Although Mr. Chien and Ms. Yu are not party to any voting agreement between them or with any other individuals or groups, our officer and directors will be able to elect all of our directors and Member of Audit Committee, control our operations, and inhibit your ability to cause a change in the course of the Company's operation. Such concentrated control of the company may adversely affect the price of our common stock as well.

Before the offering, our officer Mr. Chien owns 98% of our outstanding common stock. Mr. Chien will continue to own 70.4% of the shares even if we sell all 400,000 shares of common stock in this offering. Consequently, following conclusion of this offering, regardless of the number of shares that we allegedly sell, Mr. Chien will be able to elect all of our directors and Member of Audit Committee, control our operations, and prevent your ability from making a transition in the path of the company's operations. Our officer and directors may be able to exert significant influence, or even authority, over matters requiring approval by our security holders, including the election of directors or Member of Audit Committee. Notably, shareholders will not have sufficient votes to cause the removal of Mr. Chien and/or Ms. Yu in their meaningful function as officer and directors. Such concentrated control may also make it difficult for our shareholders to receive an average premium for their shares of our common stock in the event we merge with a third party or enter into a different transaction that requires shareholder approval.

Our articles of incorporation do not provide for cumulative voting. Cumulative voting is an available routine that allows a shareholder to multiply the number of shares owned by the number of directors to be elected. The resulting number equals the total votes that a shareholder may cast for all of the directors. This voting procedure generously gives minority shareholders more authority, by allowing them to cast all of their board of director votes for a single candidate. However, our company only provides regular or statutory voting procedure, in which shareholders must vote for a different candidate for each available seat. Consequently, minority shareholders will not be in a position to elect a director. Rather, directors will be elected on the basis of votes cast by the majority shareholders. And, as clarified above, the majority shareholders prior to, and following, the closing date of the offering detailed in this prospectus will be Mr. Chien who will be the only particular individual in a position to elect directors, and Member of Audit Committee. The minority shareholders will not have any control of the company and may not even be able to sell their shares if a capital market for such shares does not been initially developed or is not maintained.

15. We are significantly dependent upon our officer Mr. Chien to develop our business.

We have no employees and are significantly dependent upon our officer Mr. Chien to create our business. Either if we lose of our only one officer, or if our officer does not adequately develop our business, then we will go out of business.

 At the outset, our success will depend entirely on the ability of Mr. Chien. We do not carry a "key person" life insurance policy on Mr. Chien. The loss of Mr. Chien could devastate our business. However, to be clear, Mr. Chien has no any current plan to leave the Company. Although Mr. Chien had more than eighteen years of occupation experience in China and believes that he will be able to tempt Chinese clients to the company. His business experience is limited and neither he, nor the company can secure that every year several new customers will sign agreements with the company. We currently have no employees and do not have employment agreements with Mr. Chien. We rely almost exclusively upon our officer to meet our needs. Mr. Chien, who is President, CEO and CFO, and Treasurer, and Secretary, devotes average thirty hours every week to the Company beginning from the last week of July 2006. He has prepared the registration statement on Form SB-2 to raise capital for the Company. Mr. Chien will continue to spend average thirty hours per week for the INC in the near future.


                    RISKS RELATED TO THIS OFFERING

16. Our common stock could be considered a "penny stock" and the SEC's regulations related to penny stocks may affect the initial development of a liquid public market for our common stock and may restrict a stockholder's power to buy and sell our common stock.

The offering price of our common stock is far below $5. If the offering is success, we expect our common stock would trade on the Over-The-Counter Bulletin Board (OTCBB). Our common stock will be considered to be a "penny stock", due to the definitions in Section 3a (51)(A) of the Securities Exchange Act of 1934, as amended.

As described under Section 15(g) of the Securities Exchange Act of 1934, as amended, there are several restriction rules for the Broker dealers to sell penny stocks to investors. These penny stock rules impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The securities broker-dealers cannot recommend the stock but must trade it on an unsolicited basis. Those special sales practice requirements also include that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Exchange Act of 1934, as amended, and the Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also require additional disclosure in connection with any trades involving a stock defined as a penny stock. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it, and monthly statements disclosing recent price information for the penny stock held in the accounts.

These additional requirements may have the effect of reducing the level of trading activity in the capital market. This reduced liquidity will result in an increase in the spread between the bids and ask price. Investors should be aware that the level of trading activity on the secondary market can be very illiquid and buyers may find it expensive and difficult to sell their shares. Generally, these penny stock rules may negatively affect our ability to develop a public trading market for our common stock and may negatively affect the ability of broker-dealers to trade our common stock. We believe that the penny stock rules discourage investor interest in our common stock.

17. We do not anticipate paying any cash dividends in the foreseeable future, which may reduce your return on an investment in our common stock.

We intend to retain any future earnings to finance the growth and development of our business. Therefore we do not plan to pay any cash dividends in the foreseeable future. Any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

18. Due to the absence of a capital market for our shares, our share price will be more volatile. As well, our shares are held by a small number of investors thus reducing the liquidity of our stock. Besides, the general market conditions also will increase the volatile of our stock price.

Currently, our stock is not listed on any established trading system, and there does not exist a capital market for our common stock. We cannot promise you that any market will ever be purposely created or regularly maintained. The particular fact that most shares of the stock are held by a small number of investors furthermore reduces the liquidity of our stock, and results in an increase in the spread between the bids and ask price. There is little of the possibility that any active trading market will create. The capital market for our common stock, if any, is likely to be unpredictable and many factors may certainly affect the capital market. These include, but are not limited to, our success, or absence of success in elaborating our service plan and occupying market; policy or rule changes either in US or China; and volatiles in our operating results.

The stock markets generally have actively experienced, and will likely continue to experience extreme price and trading volume fluctuation universally. They may, or may not been motivated by overall economic and political conditions. Such broad market fluctuations have affected the market price of the shares of many small capital companies. These fluctuations have often been unrelated to the operating results of such companies. The fluctuations may decrease the market price of our common stock in any market that we will build in.

19. Investors in this offering may suffer substantial dilution or an unrealized loss of seniority in preferences and privileges if we need to seek additional funding in the future.

If we urgently desire to raise additional capital in the future due to the capital loss in current operation, or the need of executing additional expansion plan, then we would likely have to issue additional equity or convertible debt securities, which would cause the buyers in this offering to suffer substantial dilution of their ownership percentage. In addition, it is possible that the future announced any new securities could have rights, preferences, and/or privileges senior to those of our common stock that will be issued to buyers in this offering.

20. Sales of the common stock by Mr. Chien, Ms. Yu and Ms. Chien may cause the market price for the common stock to decrease.

A sum of 1,020,000 shares of common stock was sold to Mr. Chien, Ms. Yu and Ms. Chien. They are likely to sell a portion of their common stock if the market price increases above $3. If they do sell their common stock into the market, these sales may cause the market price of the common stock to decrease. However, all of the shares of common stock owned by Mr. Chien, Ms. Yu and Ms. Chien are restricted securities as defined by Rule 144 of the Securities Act. This means that the common stock is eligible for sale subject to timing, limits of sale quantity, and sale manner restrictions, and SEC filing requirements.

21. Investors in this offering will suffer substantial dilution because the share price paid by existing shareholders was much lower than the offering price.

Since potential investors in this offering will pay a fixed price of $0.50 per share, much higher than $0.001 per share paid by our existing shareholders, being Mr. Chien, Ms. Yu and Ms. Chien, substantial dilution of investor's shares will immediately realize after the completion of the offering. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered, which is as one thousand times high as the book value of the shares held by our current existing shareholders before the offering. As of the date of this prospectus, we have 1,020,000 common shares issued and outstanding and a negative shareholder equity of $4314.

If the available maximum 400,000 shares are sold in our offering, we would have a per share book value of $0.14. Thus, buyers who purchase shares in this offering will incur an immediate dilution in book value of their shares of $0.36 or roughly 72% per share. Our existing shareholders would receive an increase in book value of approximately $0.14 per share without any new investment on their integral part. Please see Dilution, page 13, for detailed discussion of potential share sale outcomes. From the information there, we can see that the fewer shares we sell in our proposed offering, the greater the dilution in book value of shares owned by investors who purchase shares through our offering would be.



                     FORWARD-LOOKING STATEMENTS

The prospectus and any prospectus supplement contain forward-looking statements within the meaning of Section 21E of the Exchange Act. These forward-looking statements are based on our current goals, plans, expectations, assumptions, estimates and predictions about the Company. When used in this prospectus, the words "plan", "believes," "continues," "expects," "anticipates," "estimates," "intends", "should," "would," "could," or "may," and similar expressions are intended to identify forward looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or growths to be materially different from any future results, events or growths expressed or implied by such forward-looking statements.

The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. These statements include, but are not limited to, statements under the captions, "RISK FACTORS," "USE OF PROCEEDS," " MANAGERMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS", " DESCRIPTION OF BUSINESS" and elsewhere in this prospectus. We do not undertake any obligation to update forward-looking statements made by us.


                            USE OF PROCEEDS

There can be no definitive assurance that we will raise the full $200,000 as anticipating. The following table shows a breakdown of how our management intends to use the proceeds of only 25 percent, 50 percent, 75 percent or 100 percent of the total offering is raised:

Offering Percentage        25%         50%        75%         100%
Total Proceeds:          $50,000    $100,000   $150,000     $200,000
Expenditure Item
Cost of This Offering (1) $5,400      $5,400     $5,400       $5,400
Accounting Expenses (2)   $5,000      $5,000     $6,000       $7,000
Equipment (3)             $3,000      $4,000     $5,000       $5,000
Marketing (4)             $3,000      $5,000     $6,000      $11,000
Working Capital (5)      $33,600     $80,600   $127,600     $171,600

Total Use of Proceeds:   $50,000    $100,000   $150,000     $200,000

The above expenditures are further detailed as follows:

Cost of This Offering:

(1) The fee is relative to the preparation of the registration statement on Form SB-2 and other relative expenses. We plan to have Mr. Chien, our officer, sell shares for our company. Mr. Chien will not receive any commissions or discounts. We do not have any agreements, arrangements or understandings with any broker/dealers to offer or sell our shares.

(2) This expenditure item refers to the internal control and auditing costs associated with maintaining a reporting company in the US.

(3) It is expected that funds allocated to equipment will be applied for the following expenses: computers ($2500) and storage equipment ($2000) and software ($500). Should we raise less than the maximum amount, it is expected that the storage equipment will not be purchased.

(4) It is expected that funds allocated to marketing will be applied for the following purposes: development and distribution of marketing literature ($1,000); advertising ($5,000); and attendance and participation at industry events ($5,000). Should we raise less than the maximum amount, it is expected that funds allocated to each sub-category of marketing will decrease proportionally.

(5) We expect that the working capital portion of the proceeds will apply to pay expenses such as, in order of priority, transfer agent ($2,000), legal consulting ($30,000, fees for lawyers and tax advisors etc.), utilities ($1,000), new web site development ($1,000), outside contract work ($30,000, such as fees for researchers, or writers either in USA or China) and general and administrative which includes costs to carry on management services and other expenses related to operating the business ($107,600),such as training ($15,000, for examples fees for attending seminars in either USA or China) and Chinese agency expenses ($50,000, fees paid to Chinese customer service agents) and working capital reserve ($42,600). None of the working capital or any other proceeds raised from this offering will apply to pay a salary to Mr. Chien. Should we raise less than the maximum amount, it is expected that funds allocated to each sub-category of working capital will decrease.

Although, we secured the best efforts to plan our business expenditure, the actual expenditures may vary from these estimates. Any variation would result in a reallocation of funds from one category to another. For example, it may be in our best interest to incur greater cost for marketing rather than purchasing equipment. We do not anticipate using funds raised from this offering for any purpose other than those that are stated in this prospectus. Pending such uses, we will invest the net proceeds in investment-grade, short-term, interest bearing securities.


                   DETERMINATION OF OFFERING PRICE

We arbitrarily selected the offering price in order for us to raise up to a total of $200,000 in this offering. There is no relationship between the offering price of the shares and our assets, future earnings, book value, net worth or other economical or recognized criteria.


                              DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share right away after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets of an entity. Dilution arises mainly as a result of the offering price of the shares being offered. The offering price is arbitrary determination by us, and is much higher than the book value of the shares held by our existing shareholders.

As of the date of this offering, we had 1,020,000 common shares issued and outstanding and a negative book value of $(4314) or ($0.004) per share. Our officer, directors and existing shareholders, own these 1,020,000 shares.
The fixed price paid for each of these 1,020,000 shares was $0.001 per share.

For comparison sake, the price per share to be paid by investors pursuant to this offering will be $0.50 per share.

The proceeds from the sale of shares will vary depending on the total number of shares sold.

Upon completion of this offering, if all 400,000 shares (or 100%) offered hereunder were sold, there would be total of 1,420,000 common shares issued and outstanding, and $200,000 of the offering proceeds. After deducting $5400 offering costs, the net proceeds would be $194,600. That the net proceeds take together with the net tangible book value would amount to a total net tangible book value of $190,286. Our net tangible book value divided by the number of shares outstanding results in a per share book value of $0.14. Thus, shareholders who purchase shares in this offering will incur an immediate dilution in net tangible book value of their shares of $0.36 or approximately 72% and our existing shareholders would receive an increase in net tangible book value of approximately $0.14 per share without any new investment on their integral part.

Upon completion of this offering, if 300,000 shares (or 75%) offered hereunder were sold, there would be total of 1,320,000 common shares issued and outstanding, and $150,000 of the offering proceeds. After deducting $5400 offering costs, the net proceeds would be $144,600. That the net proceeds take together with the net tangible book value would amount to a total net tangible book value of $140,286. Our net tangible book value divided by the number of shares outstanding results in a net tangible book value per share of $0.10. Thus, shareholders who purchase shares in this offering will incur an immediate dilution in net tangible book value of their shares of $0.40 or approximately 80% and our existing shareholders would receive an increase in book value of approximately $0.10 per share without any new investment on their integral part.

Upon completion of this offering, if 200,000 shares (or 50%) offered hereunder were sold, there would be a total of 1,220,000 common shares issued and outstanding, and $100,000 of the offering proceeds. After deducting $5400 offering costs, the net proceeds would be $94,600. That the net proceeds take together with the net tangible book value would amount to a total net tangible book value of $90,286. Our net tangible book value divided by the number of shares outstanding results in a per share book value of $0.07. Thus, shareholders who purchase shares in this offering will incur an immediate dilution in net tangible book value of their shares of $0.43 or approximately 86% and our existing shareholders would receive an increase in book value of approximately $0.07 per share without any new investment on their integral part.

Upon completion of this offering, if 100,000 shares (or 25%) offered hereunder were sold, there would be a total of 1,120,000 common shares issued and outstanding, and $50,000 of the offering proceeds. After deducting $5400 offering costs, the net proceeds would be $44,600. That the net proceeds take together with the net tangible book value would amount to a total net tangible book value of $40,286. Our net tangible book value divided by the number of shares outstanding results in a per share book value of $0.03. Thus, shareholders who purchase shares in this offering will incur an immediate dilution in book value of their shares of $0.47 or approximately 94% and our existing shareholders would receive an increase in book value of approximately $0.03 per share without any new investment on their integral part.

Following is a table detailing dilution to investors if 25%, 50%, 75% or 100% of the offering of the 400,000 shares by our company are sold.


                                 25%      50%      75%      100%
Net Tangible Book Value Per
Share before offering (1)        $0       $0       $0        $0

Net Tangible Book Value per
Share after offering (2)       $0.03    $0.07    $0.10     $0.14

Increase in Net Tangible Book
Value Per Share Due to         $0.03    $0.07    $0.10     $0.14
Offering (3)

Dilution (subscription price
of $0.5 minus Net Tangible     $0.47    $0.43    $0.40     $0.36
Book Value per share)(4)

Dilution Percentage (5)          94%      86%      80%       72%

(1)	The net tangible book value per share before the offering is determined by dividing the number of shares of common stock outstanding into the net tangible book value of our company.
(2)	The net tangible book value per share after the offering is
determined by dividing the number of shares that will be outstanding after the offering into the net tangible book value of our company after the offering.
(3)	The increase in net tangible book value is attributable to the purchase of stock by new investors and is calculated by taking the net tangible book value per share after the offering and subtracting from it the net tangible book value per share before the offering.
(4)	The dilution of new investors is determined by subtracting the net tangible book value per share after the offering from the public offering price.
(5)	The dilution percentage of new investors is determined by dividing the dilution value into the offering price.

This discussion compares the differences of your investment in our shares with the share investment of our existing stockholders, including our officer and directors. Our existing stockholders have purchased a total of 1,020,000 shares for an aggregate amount of $1,020, or an average cost of $0.001 per share. Your investment in our shares will cost you $0.50 per share. In the event that 400,000 shares of this offering are fully subscribed, the book value of the stock held by the existing shareholders of our company will increase by $0.14 per share and your investment will decrease by $0.36 per share.

If the 400,000 shares of the offering are fully subscribed, the total capital contributed by new investors will be $200,000. Our existing shareholders will then hold 71.8% of our issued and outstanding shares and our new investors will hold 28.2% of our issued and outstanding shares.


                       PLAN OF DISTRIBUTION

The Company plans to offer for sale on self-underwritten, best efforts, no minimum, 400,000 common shares maximum at a fixed price of $0.50 per share, for a total offering amount of $200,000. There is no minimum number of common shares that we have to sell. There are no minimal purchase requirements.

Currently, we plan to sell the shares in this offering through Mr. Chien, our officer. Mr. Chien will not receive any commission from the sale of any shares. Mr. Chien will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 (the "Act") in reliance upon Rule 3a4-1.

Rule 3a4-1 provides that an associated person (or an employee) of an issuer who participates in the sale of the issuer's securities would not have to register as a broker-dealer if that person, at the time of participation:
(1) is not subject to a "statutory disqualification," as defined in Section 3(a)(39) of the Act; (2) is not compensated by payment of commissions or other remuneration based directly or indirectly on securities transactions;
(3) is not an associated person of a broker or dealer; and (4) limits its sales activities as set forth in the rule.

Mr. Chien is not subject to "statutory disqualification," is not being compensated in connection with his participation in the offering by the payment of commission or any other remuneration based either directly or indirectly on transactions in securities, and he has not been and is not presently a broker-dealer, and he will be the only individual, not associated with a broker-dealer, to offer the securities on behalf of USChina Channel Inc. Mr. Chien does not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of Rule 3a4-1 of the Act, except that for securities issued pursuant to rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within one rule 415 registration.

Neither Mr. Chien nor Ms. Yu will purchase shares in this offering. There will not be any affiliates or associates of Mr. Chien and/or Ms. Yu purchasing shares in this offering.

We estimate the offering expenses to be $5,400. Mr. Chien has agreed being responsible for periodic payment of actual expenses occurred if only nominal proceeds or no net proceeds in the offering are raised. This is a verbal agreement between Mr. Chien and the Company and there are not any documents describing this agreement. Despite this agreement not being in writing, it remains a binding contractual agreement between Mr. Chien and the Company. Without this agreement, and assuming only nominal funds are raised through this offering, the Company will not be able to satisfy its cash requirements. As of the date of this prospectus, our cash balance is $1020.

We are subject to applicable provisions of the Exchange Act and the rules and regulations hereunder including, without limitation, "Rule 10b-5:
Employment of Manipulative and Deceptive Practices", and insofar as we, under certain circumstances, may be a distribution participant under Regulation M. As a distribution participant, it would be unlawful for us, or any affiliated purchaser, to directly or indirectly bid for, purchase, or attempt to induce any person to bid for or purchase, a covered security during the appropriate restricted period. Note that Regulation M does not prohibit us from offering to sell or soliciting offers to buy our securities pursuant to this offering.

In the past, we have received unsolicited indications of interest in USChina Channel Inc. from individuals familiar with us. Only after the SEC declares our registration statement effective, Mr. Chien will arrange for delivery of a prospectus to these individual investors and to our friends and relatives who are interested in us and in a possible purchasing all or a part of this offering. Mr. Chien intends to solicit individual investors through personal contacts he has developed. And he does not intend to use any general advertising or solicitation to locate potential investors.

Offering Period:

The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days in our sole discretion. This offering will end no later than 180 days from the date of this prospectus and may be terminated sooner in our sole discretion.

Procedure for subscribing:

If you ultimately decide to subscribe for any shares in this offering, you must execute and deliver a subscription agreement; a check or certified funds with exactly amount to us for acceptance or rejection. All checks for subscriptions must be made payable to "USChina Channel Inc.".

Right to Reject Subscriptions:

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. The money from rejecting subscriptions will be fully returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 72 hours after we receive them.


                    TRANSFER AGENT AND REGISTRAR

We have not yet appointed a stock transfer agent for our common stock. We clearly intend to appoint a stock transfer agent immediately upon the effectiveness of this prospectus.


                          LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in our ordinary course of business. However, to our knowledge, neither the Company, nor any one among our officer, Directors of Board, and Member of Audit Committee, is a party to any material legal proceeding or litigation. None of our officer, Directors of Board and Member of Audit Committee has been found by any court of competent jurisdiction to violate any securities law. There are no orders, judgments, or decrees against the Company or our officer, Directors of Board, or Member of Audit Committee that limit in any type of business, securities or banking activities. None of our officer, Directors of Board and Member of Audit Committee has been convicted of a felony or misdemeanor relating to trade of securities or performance in corporate office. None of our officer, Directors of Board and Member of Audit Committee has been involved in any capacity in any bankruptcy petition.


    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Board Of Directors

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. As of December 1, 2006, our directors and executive officer, their ages, positions held, and duration as such, were as follows:

 Name            Age          Term Served as       Position with the
                             Director/Officer        company

Andrew Chien      61     	 April, 2006         President, CEO
                                                   Officer/CFO
                                                   Officer/Treasure
                                            Officer/ Principal Accountant
                                                   Officer/Director
Secretary

Charlene Yu       46           April, 2006           Director


Andrew Chien has been our President, CFO, Treasurer, Director and Secretary since April 2006 and is the original founder of our company. He also owns the USChina Channel LLC that was established in January 2006. Since 1998, Andrew Chien has been a self-employed stock market day trader and investor.
He observed many cases for the penny stocks suffered from pattern of abuse.
He observed and exposed some cases of the performance errors in the reverse merger activities between the Chinese companies and associated US shells.
There are examples: some companies to merger with a pink sheet listed company, and some company, without the financial auditing followed the GAAP standard, merged with a private company in Canada; and some company, without the financial auditing, has spent about more than half million of dollars to buy a controlled position in a shell; and some company issued more shares in the merger process without properly disclosure following SEC requirement.
Since the Chinese companies took the financing as the target of public listing. Those above-mentioned examples made those companies costs higher without any financing. And some company, like SkyStar Bio-pharmacy, faced lawsuit shortly after the reverse merger and got more trouble.

Before this, Mr. Chien was a senior manufacturing engineer for three years in the Gerber Scientific Products, Inc., Connecticut. Mr. Chien was born in China and got his Bachelor of Science degree in Jiangsu Institute of Technology, Zhengjiang, Jiangsu, China in 1968. Then he was employed for eighteen years in China. He went to USA in 1986. In 1988, he got his Master degree of Mathematics in the University of Rhode Island. In 1999 he became a USA citizen. His extensive education and professional experience in both US and China effectively make him an excellent asset of the Company. He can instinctively understand and handle the big cultural difference between USA and China. Mr. Chien is not an officer or director of any other reporting company.

Charlene Yu has been investing in both trader and investor education and trade technology since the end of 2001. Before that, she was a consultant and worked at Global Information Technology Group in Credit Suisse First Boston for more than four years. She was born in China and came to US in 1985 for M.S. in Physics. In 1994 she got Ph.D. in Medical Physics from the University of Chicago. She became a US citizen in 2000. Her updated and thorough knowledge of the trading technology and unique, diversified background enable her to provide the customized technical analysis and strategy for the Company. Ms. Yu is not an officer or director of any other reporting company.

Audit Committee

    Name       Age        Term Served as        Position with the company
                       Member of Committee

Xiaoxi Wang     34          July, 2006          Member of Audit Committee

In July 20, 2006, Xiaoxi Wang joined the Company and filled the vacancy of the Member of Audit Committee of the Company. Xiaoxi Wang is neither a shareholder, nor a Director of the Board of the Company. The fee for the Audit Committee will be paid by cash base on the time spent and other real expenses. Mr. Wang is free from any connection that would interfere with the obligation of independent judgment as a Member of Audit Committee. Due to current operating size of the Company, we believe that the Audit Committee has one member is fair. Xiaoxi Wang will hold his office until the next annual meeting of the stockholders or until his successor has been elected and qualified. The Board of Directors will nominate once every year the candidate of the Member of Audit Committee. Then the annual Shareholder Meeting will elect the Member of Audit Committee.

The responsibility of the Company's Audit Committee shall be to enforce the Code of Ethics, which was adopted in April 2006 by the Company. The
Audit Committee will report to the Shareholder Meeting, or the Board of Directors at least once each year regarding the general effectiveness of the Company's Code of Ethics, the Company's controls and reporting procedures and the Company's business conduct.

Xiaoxi Wang, as a financial expert, possesses an understanding of financial statements and generally accepted accounting principles. He has a lot of favorable experience in auditing and internal control. From September 1999 to May 2003, he was a Junior/Senior auditor for KPMG, Chartered Accountants, Dublin, Ireland. From June 2003 to September 2005, he served PricewaterhouseCoopers, LLP, New York, USA as a senior auditor. From September 2005 to April 2006, he was an Internal Audit Manager of Morgan Stanley Inc., New York. He took his Bachelor of Engineering degree in Beijing University of Chemical Technology, China, in 1994, and Master of Business Administration in Trinity College Dublin, Ireland, in 1999. Mr. Wang's background in both formal education and favorable experience is the valuable asset of the Company. Mr. Wang is not an officer or director, or Member of Audit Committee of any other reporting company.

There is no family relationship among the Directors and the Member of the Audit Committee of the Company.

Code of Ethics

In April 2006, the Company has adopted the Code of Ethics that applies to the President and all Senior Officers, including the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions of the Company. The Code of Ethics, in compliance Item 406 of Regulation S-B, constitutes our Code of Ethics for senior financial officers. The Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. A copy of the Code of Ethics is included as Exhibit 14 to the registration statement that this prospectus makes a part of. The full text of the Code of Ethics also posted in the Company's website:
 www.uschinachannel.net
A printed copy of the Code of Ethics may also be obtained free of charge by writing to the Corporate Secretary at USChina Channel, Inc., 665 Ellswoth Avenue, New Haven, CT 06511.


     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERSAND MANAGEMENT

We have set forth in the following table certain information relative to our common stock beneficially owned on December 1, 2006 for (1) each shareholder we know to be the beneficial owner of 5% or more of our outstanding common stock, (2) each of our executive officer and directors, and (3) all executive officer and directors as a group.

As of December 1, 2006, there were 1,020,000 shares of our Common Stock issued and outstanding.

Name and Address of      Amount of           Percent of Class
 Beneficial Owner      Beneficial Owner       Before Offering

  Andrew Chien
665 Ellsworth Avenue     1,000,000               98%
 New Haven, CT 06511

   Charlene Yu
 2266 36th St. 2FL          10,000                1%
 Astoria, NY 11105

  Total:                 1,010,000               99%


             FUTURE SALES BY EXISTING SHAREHOLDERS

A total of 1,020,000 shares of common stock were issued to the existing stockholders, all of which are "restricted securities," as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one year after their acquisition. Shares purchased in this offering, which will be immediately available for resale, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.


                  DESCRIPTION OF THE SECURITIES

Common Stock:

We are currently authorized to issue 75,000,000 shares of $0.001 par value common stock. On December 1, 2006 there were 1,020,000 shares issued and outstanding. All shares are equal to each other with respect to liquidation and dividend rights. Holders of vote shares are entitled to one vote for each share that they hold at any shareholder meeting.

Holders of shares of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available. Upon liquidation, holders of shares of common stock are entitled to participate pro-rata in a distribution of assets available for such distribution to shareholders. There are no conversions, pre-emptive, or other subscription rights or privileges with respect to any shares.

Reference is made to our Articles of Incorporation and Bylaws for a more complete description of the rights and liabilities of holders of common stock. Our shares do not have cumulative voting rights: this means that the holders of more the 50% of the shares vote for each election of directors may elect all of the directors and Member of Audit Committee if they choose to do so. In such event, the holders of the remaining shares aggregate less than 50% will not be able to elect any directors.

Following completion of this offering, we will not be required to provide you with an annual report and we will not voluntarily send an annual report to you. We will be required to file reports with the Securities and Exchange Commission pursuant to Section (13) or 15(d) of the Securities Exchange Act of 1934. The reports will be filed electronically. The common reports that we will be required to file are known as Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at their Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and will contain copies of the reports that we file electronically.


              INTEREST OF NAMED EXPERTS AND COUNSEL

None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of USChina Channel Inc.

Legal Matters: Dennis H. Johnson, attorney at law, has reviewed the Registration Statement and provided an opinion on the validity of our common stock.

Accounting Matters: The financial statements included in this prospectus and elsewhere in the prospectus have been audited by Yongqing Ruan, CPA, located in Woodbridge, Connecticut as set forth in their report, and are included herein in reliance upon the authority of the stated firm as experts in accounting and auditing in submission of such reports.


     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                   SECURITIES ACT LIABILITIES

In accordance with the Bylaws, our company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in or not opposed our best interest. Our company may steadily advance expenses that incur in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, our company must indemnify him against all expenses incurred, including attorney's fees, judgments, penalties, and fines. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities that arises under the Securities Act of 1933 ("the Act") may be permitted to directors, officers, and controlling persons of our company under Nevada law or otherwise, our company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that any claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, our company will submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act. Further our company will be governed by the final adjudication of such issue.


               ORGANIZATION WITHIN THE LAST FIVE YEARS

We have established since April of 2006. We haven't commenced operation yet. We are in the stage to raise capital. We anticipate making all arrangements necessary to begin operations as soon as practicable.


                      DESCRIPTION OF BUSINESS

Company History

USChina Channel Inc.(the INC) was incorporated in April 2006,under the laws of the State of Nevada. Our principal executive office, and the location from which we conduct operations, is situated at 665 Ellsworth Avenue, New Haven, CT 06511. This is the home of the Company's President Andrew Chien. The Company uses Mr. Chien's home on a rent-free, and office equipment, such as telephones, computers, and printer; fax machine, scanner and Internet service on fee-sharing basis. Our telephone number is (203) 844-0809 and our Internet address is www.uschinachannel.net

Our Strategy

The INC's business will focus in furnishing business services to the small or median sized private companies in the People's Republic of China that want to look for business partners, or agencies, or financing resources, or to become public listing through IPO or reverse merger in the United States, Canada or Europe. These services are limited to:
  -	Doing SEC filings for both Chinese companies and some US shell companies that are willing to merger with Chinese entities. Those filings include 10QSB, 10KSB, 14C, SB2, 8k, and form 3 or 4, and other SEC forms.
  -	Agency services for exhibits including some demonstration not for sale. The services include making budget plan, and documentary preparation,  arranging displays and booths, and acting as temporary staffs.
  -	Agency services for conferences or road show. The services include to prepare documents, or to act as a presenter under trustee agreement.
  -	Lettering services, such as to prepare and distribute the letters for shareholder meetings.
  -   Patent broker service including patent application

 Currently, these works will directly serve by Mr. Chien and his outside contractors. Every project will be individually analyzed, billed and served. There are many temporary helps existing for the agency services in the exhibits, or conferences. In case of the outside temporary service hired, the Company will bill the customers at actual costs plus additional 30% extra service charge. As the business growing, and the workload of the Company rising, the Company will hire long-term contract workers to do the services.

To offer all services at the same time for many clients will need a lot of manpower of the INC. The sale of the maximum amount in the offering will help us to contract more work outside, and begin to service more clients. However, the training expenses and marketing expenses will be ahead of the expected revenue. We will monitor the operating cash flow closely and gradually offer part of these services to some urgent needed customers first. Then we will expand our service under the condition that the operation deficit of every quarter will not be more than 25% of the proceeds in the offering.

In sum, we can launch our services on a tiny scale regardless of the offering because the LLC has active customers, the LLC will assign the INC to prepare part of the document of 8K for the reverse merger purpose. However, without the proceeds from the offering, we are very hard to expand the service level on that the INC. can have positive cash flow.

Currently, the INC plans to serve the same customers of the USChina Channel LLC (the LLC), which is privately owned by Mr. Chien. The LLC is the management consulting services specialized for the reverse mergers among the Chinese companies and OTCBB listed "shell" companies. Although, the LLC with the INC has the similar clientele, and they share the same website, the business scope of LLC has no overlapping with that of the INC's. The LLC is neither an agent for SEC filing, nor an agent for exhibitions, conferences or road show, or patent application, or lettering services. We believe that the LLC will bring long time frame service work for the INC. This is because the customers of LLC will urgently need the services rendered by INC especially after they are attainment in the publicly listing. Their primary success in the publicly listing will bring great confidence with Mr. Chien's skill, therefore the services rendered by the INC. When the LLC and the INC serve the same customer, the LLC will guarantee the fair market payment to the INC, and Mr. Chien will arrange enough time of manpower, including hiring outside contractors, to finish the associated jobs on time.

It is the similar to the INC that the LLC isn't a registered broker-dealer, nor an investment advisor. The LLC doesn't involve any activity to offer securities. The LLC also doesn't involve any activity to advise shareholders to buy any securities. The LLC only gives advice to the Chinese companies about how to properly evaluate its own business value, how to follow US security laws and rules in the reverse merger process, and help them to identify the proper shells and evaluate the liability of the shells. Sometimes, the LLC also helps the Chinese companies to find suitable lawyers for documentary work, and members of PCAOB for auditing. If the LLC recommends the Chinese companies to apply the INC services, the LLC will quote the services of the INC at the reasonable rate, (for example, sometimes the LLC will ask the INC to prepare part of the document of 8K for the reverse merger purpose, the LLC will pay the INC at $100/hour), as mentioned in the Market Agreement signed by the LLC and the INC on October 3, 2006 as Exhibits 10.01.

The INC also plans to engage in customers independently. We believe that there does exist a market worth of multi millions of the dollars in the INC's business. The reason is that in past seven years there are about eighty Chinese companies to accept listed in OTCBB by the reverse merger. Among them, about ten were entered in the first six month of 2006. These figures are tiny if you consider that in China there are over ten millions of private owned companies and among them, over fifty thousands had generated revenue over $6 millions in 2005. A certain percentage of the Chinese private owned companies with revenues over $6 millions expressly desire to list in OTCBB. Beyond that, a lot of tiny Chinese privately owned companies are along with interested in listing in the Pink Sheet. Those desires and interests will create big market for the prospectus writing, and 10Q, 10K and other SEC forms filings.

Most of the OTCBB listed Chinese companies said that their targets are to be listed in one of the Exchanges. However, after many efforts made by these companies, only less than 10% of the eighty companies ultimately got the qualification to be traded in a national exchange such as AMEX or NASDAQ. Worsen cases are about 10% of these companies have fallen to be listed in the Pink Sheets because of violation of the filing requirement of the Exchange Act. Majority of the remainders are traded in OTCBB with little volume, absence of the interests of the investors. Those companies are urgent to get proper communications with US investors by SEC filings, exhibits, conventions, conferences and road shows. The patent applications will noticeably enhance their competition position, further being interested by the investors. These demands are the business opportunities of the USChina Channel INC.

However, the challenge of executive our business plan is huge because in China the labor cost is only a tiny fraction of USA's, and many small Chinese companies can't afford to pay the general rates of the USA business services. We must run our business at the customer's confirmed reasonable rate and along with make profits. We plan to develop a high efficiency business service model to meet the challenge, such as to use Internet as our major communication tool, and move more contract work into China etc. In the fiscal year ended on June 30, 2006, we have little business activity. In the current and next quarters, we will spend certain efforts to raise capital while to develop a realistic business plan, and generate revenue.

Business Overview

The Company is in the development stage and has not commenced operations yet, and generated no revenue. However, the company executes its business plan as setting forth in this section, "DESCRIPTION OF BUSINESS", and more specifically on page 26, " MANAGERMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS" properly so far.

We believe that the success in our business service industry is primarily determined by: profound knowledge of the SEC regulations and the financial industry; skills and experience in the fields of business services; profound knowledge of economy and business development in both China and North America; language skills of both Chinese and English; professional knowledge in some areas; hard working; physical location of the person operating the company; and access to funds for the purpose of operating the business. We are a development stage company, have only one officer Mr. Chien who has a certain amount of experience in the fields of business services and marketing. He was employed as an engineer or manager for several companies. He had experienced in performing exhibits, presented in the conferences, and applied for patents. On September 21, 1992, he filed a patent application in US by himself and patented on August 16, 1994 with the patent number of 5337485. Since 1998, Andrew Chien has been a self-employed stock market day trader and investor. He observed many cases for the penny stocks suffered from pattern of abuse. He observed and exposed some cases of the performance errors in the reverse merger activities between the Chinese companies and US shells. Mr. Chien published our website:
                       www.uschinachannel.net
He wrote articles there to have recorded and analyzed several examples of the Chinese companies that have made mistakes in the reverse merger. The informative articles of the website are published in both Chinese and English. Since the website opened to the public on December 29. 2005, our company has warmly received many e-mails and requirements for further information. This gives us an initial attention of our business by some Chinese executives and shareholders.

However, despite the good background of our officer, there is no assurance that the Company will be able to establish its own niche and thereafter maintain a competitive position against current and future competitors, especially those who have longer operating histories, more experienced management, stronger marketing resources, more employees, and/or more contacts within the financial industry. In addition, our competitors likely have more financial supports than us as our Company only had $1020 cash left on September 30, 2006. And there is no guarantee that we will ever have enough capital that will permit us to make successful operations. Finally, with the Company's only office being located in New Haven, CT, we are likely at a competitive disadvantage when compared to our competitors. Most of our competitors who have additional Chinese offices are better positioned to access a deeper pool of the top managers of the Chinese companies who may be potential clients.

We believe that Mr. Chien will ultimately generate revenue for the company based on his knowledge of the SEC regulations and the financial industry, and skills and experience in the fields of business services, plus his marketing strategy and frequently contacts with the Chinese companies. He has the background and qualifications required to attract clientele, to successfully represent their interests and eventually reach their overseas goals. With specific regard to Mr. Chien's commercial experience, we definitely believe that this background allows him to instinctively understand the needs and desires of Chinese companies as well as the commerce approach of those who retain the services of Chinese companies.

Target Market

Our target market will include most of the small or median sized private companies in the People's Republic of China that want to look for business partners, or agencies, or financing resources, or to become public listing through IPO or reverse merger in the United States, Canada or Europe. Our target market further includes some Chinese companies previously publicly listed in US, or some "shells" of US or Canada, which want to merger with real business entities.

We do not need to pursue nor satisfy any special licensing or regulatory requirements in both US and China before establishing or delivering our intended services other than requisite a CIK number of SEC for filing agent and the business registration in USA. We will conduct our business in accordance with all applicable laws and regulations of the cities, states and countries in which we have business operated.

The regulation and policy changes for the financial industry in either USA or China will have material influence to our business. For example, the implementation of Sarbanes-Oxley Act on small business by SEC and Exchanges in USA, and the new guidance of the Commerce Department of the Chinese government for the financing of the private companies for the purpose of going oversea listing will have negative effectiveness on our business. However, as the Chinese companies feel harder of going public overseas, they will pay more attention on the costs and quality of associated services. We will watch these change closely and adequately adapted necessary measures to adjust our business strategy. Presently, to the best of our knowledge, we would reasonably be expected that our sales, revenues, or income from our business operations in the future will not be materially influence by the possible changes of regulation and policy in either USA or China.

Marketing

Currently, the services of our company are been promoting by Mr. Chien. He published several articles in the Company's website to introduce the Company's background and the services. We contact the potential clients by telephone calls, Internet instant messages, e-mails, or taking cordial hospitality of the Chinese visitors of the Company. We also anticipate utilizing several other marketing activities in our attempt to make our services being extensively known throughout China and attract clientele. These marketing activities will be designed to inform potential clients about the benefits of using our services and will include the following: ongoing development and distribution of the marketing literature; participation at industry events or conferences; advertising; promotion of our web site; allied with Chinese partner; and establishment of the relations with the industry analysts.

Revenue Stream

The revenue stream comes from the charging fees in furnishing business services. The fee is, or will be charged on the annually basis on the SEC filing service, or on the fulfillment of every agent service project rather than on the hourly basis. We plan to charge the customers at a lower rate than our industrial averages. Some customers will give us some of the shares of their common stocks whose value to the Company will only be initiated and appreciated when their stocks are publicly traded in USA.

Competitions

Competitions in business services provided for Chinese small or median sized private companies in financing market are highly aggressive. Many of our competitors have certain advantages over us owing to factors including: greater financial resources, much longer operating history, stronger name recognition, and superior marketing resources. We may not be able to compete successfully against such competitors in offering our services. Competitive pressures may also force down prices for our services and such price reductions would likely reduce our revenues. We cannot guarantee that we will ultimately succeed in marketing our services or generating revenues. We do not provide legal advice, nor act as an investment advisor. We are not a broker dealer. These limit our services. Besides, some of the law firms and invest banks, and brokerage firms are organizing same business of ours for the Chinese companies. The competitions could negatively affect our ability to engage in, secure and maintain clientele. An inability to secure and/or maintain clientele would negatively affect our ability to generate revenue. To compete successfully, we have planned to select the Chinese customers very careful, reduce the customer's deposit, and charge fewer service fees. We believe that after we have the success experience and examples, our client base and revenue will grow fast.

Employees

Beginning from the end of July 2006, Mr. Chien is part time regularly working on the performing business and Xioxi Wang is part time working in the Audit Committee. We expect that additional personnel help will be needed as demand for our services increases. We anticipate to get help on the contract service rather than to hire up new persons.


     MANAGERMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Our plan of operations for the next twelve months is to raise fund through this offering. A principal use of the offering proceeds will be to provide working capital required upon the sign and performance of one or two contracts of the customers until such time as sufficient revenue is generated to cover operating expenses. We expect that fund raised from this offering will pay for anticipated expenses within the time period stated here. Assuming that we raise the maximum proceeds $200,000 from this offering, we anticipate incurring the following expenses (see page 12, "USE
OF PROCEEDS"): Offering expenses ($5400); Accounting expenses ($7,000); equipment purchase ($5,000); marketing ($11,000) which is expected to include development and distribution of marketing literature, participation at industry events and conferences, advertising, promotion of our web site, and industry analyst relations; and working capitals ($171,600) which are expected to include transfer agent ($2,000), legal consulting ($30,000, such as fees for lawyers and tax advisors), utilities ($1,000), new web site development ($1,000), outside contract work ($30,000, such as fees for shell finders or researchers, or writers either in USA or China ), and general and administrative which includes costs to carry on management services and other expenses related to operating the business ($107,600), such as training ($15,000, for examples fees for attending seminars in either USA or China) and Chinese agency expenses ($50,000, fees paid to Chinese customer service agents)and working capital reserve ($42,600).

We are currently in the stage whose operating activity is limited by the Company's capital. Although we may have one customer in the next six months, we have no guarantee that we can successfully complete the contract and we can be a surviving business. Our business objectives include the following:

1. Within 90 days of completion of this offering, we expect to finalize our market plan, including preparing and distribution of market literature, advertising, and outlining details of the plan of attendance and participation at industry events or conferences. The performance of the market plan will help us to engage in the new customers, especially those with certain amount of capital. In this period, we expect to begin the new web site development, and add new features to the current one in order to enhance our visibility and communications with customers.

2. Within three to six month of completion of this offering, we expect to engage in customers and along with begin outside contract work and legal consultant work.

3. Within next six to twelve month of completion of this offering, we will use our efforts plus outside legal consultant service in case of that it requires, to complete a project for our customer, such as a 10Q, or 10k, or SB-2 electronic filing, or a Conference presentation, or a road show.

4. Within twelve to fifteen month of completion of this offering, we expect to build a solid connection in China including possible to sign agent agreements with one or several Chinese persons or organizations. After the initial payment and educational training to them, their subsequent payment only is the commission shared from the additional revenue they generated for us.

5. Within twelve to fifteen month of completion of this offering, we expect that we have a very good network among our officer and various contract workers and consultants in US or China. Based on such network, we can handle and complete several contracts within a short period to generate revenue and profits for the Company. In the event that we raise less than the maximum amount from this offering, then the amount of fund allocated for building such US and China service network will be reduced. With fewer or no outside help, our officer would be responsible for all aspects of our operations. The result would unnecessarily cause our operations being scaled down since our officer would be responsible for more aspects of our operations than he should.

Since we are in the initial stages of developing our business, there is no assurance that there will be sufficient demand for our services to allow us to operate profitably. Our auditors have determined that we do not have sufficient working capital necessary to be successful. As a result, our auditors have raised substantial doubt about our ability to continue as a going concern. If we are not successful at creating demand for our services, then it is not likely that we will generate sufficient revenue from services to operate profitably. We expect to address the concerns raised by our auditors by: to raise our capital to the maximum of $200,000; to engage in more customers especially for the customers with certain amount of capital; to demand definite front payment from every new contract; and to speed up the contract performance, in doing so, generating more revenue.

The crucial gracious time span during which we may be able to build a business scale to satisfy our cash requirement depends on the net proceeds raised in our offering (see page 12, USE OF PROCEEDS). We cannot, and do not guarantee that our cash requirements will be satisfied during the stated time periods. Should our cash requirements exceed our net proceeds during the subject time period, then we will have to raise additional fund in order to continue operation of our business. Thus, it is possible that we will need to raise additional fund during the next twelve months otherwise our business may fail. On September 30, 2006 our Company only had cash of $1020. In case of the payment bigger than $1020, Mr. Chien will be responsible for it.
In accordance with the Financial Agreement between Mr. Chien and the Company signed on October 3, 2006 (Exhibits 10.02), Mr. Chien is legally obligated to pay for expenses up to $70,000 incurred by the Company, at least until the Company's offering is completed and proceeds are raised.
Those expenses are including legal expenses, auditing expenses, SEC filing fee, and other General and administration expenses to keep the INC operational. However, to be clear, this Financial Agreement remains applicable even if only nominal proceeds or no proceeds are raised. Mr. Chien will continue to loan the Company up to the difference between $70,000 and the collected proceeds. In case that only nominal fund or no fund is raised in our offering, Mr. Chien has agreed not to seek repayment of expenses he has paid on behalf of the Company and the Company will not be liable to Mr. Chien or any other party for payment of expenses undertaken by Mr. Chien on behalf of the Company up to the amount of the difference between $70,000 and the collected proceeds. In the absence of this Financial Agreement, and assuming that nominal or no fund is raised in our offering, and that fund cannot be raised from any other source, then we will not be able to satisfy our cash requirements and will immediately go out of business.

Assuming that the utmost of 400,000 shares are sold, we anticipate that the resulting offering proceeds of $200,000 may satisfy our funding requirements for approximately 12 to 15 months. These proceeds would allow us to cover the cost of this offering ($5,400), accounting expenses ($7,000), equipment ($5,000), marketing ($11,000), and working capital ($171,600). Assuming that 300,000 shares are sold, we anticipate that the resulting proceeds of $150,000 may satisfy our funding requirements for approximately 10 to 12 months. Except for offering expenses ($5,400) and equipment ($5,000), these proceeds would cause us to slightly reduce our expenditures as follows: accounting ($6,000), marketing ($6,000), and working capital ($127,600). Assuming 200,000 shares are sold, we anticipate that the resulting proceeds of $100,000 may satisfy our funding requirements for approximately 8 to 10 months. Except for offering expenses ($5,400) and marketing ($6,000), these proceeds would cause us to reduce our expenditures as follows: accounting ($5,000), equipment ($4,000) and working capital ($80,600). Assuming 100,000 shares are sold, we anticipate that the resulting proceeds of $50,000, plus the maximum possible loans $20,000 from Mr. Chien, may satisfy our funding requirements for approximately 6 to 8 months. Except for offering expenses ($5,400), these proceeds would cause us to significantly reduce our expenditures as follows: accounting ($5,000), equipment ($3,000), marketing ($6,000), and working capital ($33,600). Because after the funding, if the proceeds are more than $70,000 Mr. Chien is no longer to loan the Company; and if the proceeds are less than $70,000 Mr. Chien will continue to loan the Company up to the difference between $70,000 and the collected proceeds after the proceeds are fully consumed in the business operation.
The Company should generate enough cash to cover the expenses. The less funding will cause limited market activity, then limited business and limited revenue. Mr. Chien will be compelled to spend more time on his other business such as the LLC's business. Due to the strong competitions, we may never get the enough customers to make our business operation with positive cash flow. Then we may not make the business surviving for a long time.


                       DESCRIPTION OF PROPERTY

The Company's offices are located at 665 Ellsworth Avenue, New Haven, CT 06511. This is the home of the Company's President Andrew Chien. Mr. Chien has verbally agreed to allow us to use our office without charge until such time that we have net operating income to pay the rent, or decide to obtain other office space. No debt has accrued on account of rent payments owed. Our office space is sufficient for our current needs.

The Company also uses Mr. Chien's telephone equipment, personal computers, and scanner; fax machine and printer for the business purpose on fee-sharing basis.


           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have issued shares to the following officers, directors, promoters, and beneficial owners of more than 5% of our outstanding securities.

   Name         Number     Consideration      Position with     Date of
               Of Shares       Given           the Company       Given

Andrew Chien   1,000,000     $1000            President        04/28/2006
                                          Treasurer, Secretary
                                              Director

Charlene Yu       10,000       $10            Director         04/28/2006

On October 3, 2006, Andrew Chien signed Financial Agreement with the Company, promising to loan the Company up to $70,000 loan free of interests before the public offering. And on October 3, 2006, the LLC also singed the Market Agreement with the Company to help the Company to begin and expand the business.



       MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Currently, our securities are not traded publicly. There is no assurance that a trading market will develop, or, if developed, that it will be active or sustained. As well, our stock is held by a small number of investors thus reducing the liquidity of our stock. Consequently, a purchaser of shares may find it difficult to resell the securities offered herein should the purchaser desire to do so. Furthermore, the shares are not marginal and it is not likely that a lending institution would accept our common stock as collateral for a loan.

Pursuant to this prospectus, we propose to publicly offer up to a total of 400,000 shares of common stock on best efforts, no minimum, and 400,000 shares maximum basis. To date, none of our outstanding shares of common stock is subject to outstanding option, warrant to purchase, or security convertible into common stock. We have not agreed to register shares of common stock held by existing security holders for resale. We currently have three shareholders, who are Mr. Chien, Ms. Yu and Ms. Chien. All of the shares issued to Mr. Chien, Ms. Yu and Ms. Chien, being a total of 1,020,000 common shares, are restricted securities as defined by Rule 144 of the Securities Act. This means that the common stock is eligible for sale subject to volume limitations, timing and manner of sale restrictions, and filing of notice requirements. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of: (1) one per cent of the number of shares of the company's common stock then outstanding which, in our case, will equal 10,200 shares as of the date of this prospectus, being December 1, 2006, (however, the shares held by Mr.
Chien, Ms. Yu and Ms. Chien were issued on April 28, 2006, thus any sale could not take place until after April 28, 2007); or (2) the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


                      EXECUTIVE COMPENSATION

To date we have no employees other than our Officer. Neither our Officer, nor Member of Audit Committee, nor Directors have been paid any compensation. We currently have no formal employment agreements or other contractual arrangements with our Officer, Member of Audit Committee, Directors, nor anyone else regarding the commitment of time or the payment of salaries or other compensation. None of the proceeds raised from this offering will be used to pay a salary to our Officer or Member of Audit Committee, or Directors. Directors do not receive compensation for their services as directors and are not reimbursed for expenses incurred in attending board meetings.

Mr. Chien is the only officer of the Company. He will accept service charge from the Company. His service charge level is based upon: (1) primary responsibilities, (2) financial performance of the Company, (3) expected future financial performance of the Company and (4) any other factors determined to be associated with by the board of directors.

The commencement of the payment and the amount of the payment will be determined by the board. The primary consideration when determining the payment-timing, if any, will be financial performance of the Company.
Usually the payment happens only when the Company has the positive cash flow on a quarter time basis. More specifically, if some quarter has the operating loss, we would expect that no more 20% of the loss would attribute to Mr. Chien's service charge. Mr. Chien's service charge will not be more than $150,000 per year. Due to the uncertainty of the payment amount and when to make the payment to Mr. Chien, and that Mr. Chien has additional private business, we call the payment as service charge rather than salary or compensation for the convenience of Mr. Chien's tax filings. At this time, we do not anticipate awarding stock options to anyone.



                       FINANCIAL STATEMENT
           ( For the Quarter ended On September 30, 2006 )
                 ( This page intended to leave blank )







                    	   USChina Channel Inc.
                  	Consolidated Balance Sheet
                      	     (unaudited)

                               		September 30, 2006

Cash                                		  1,020


Total Current Asset    	                            1,020

Investment
Property                                   	      0
Intangible Assets                         	      0

Total Assets:                              	  $ 1,020


Liability and Shareholders equity
Current Liability                       	          0
Accounts payable                        	          0
Due to officer                            	  5,334.35

Total Liabilities                        	     $  5,334


Shareholders' Equity 1,020,000
Shares o/s w/ Par value $0.001                    1,020

Deficit accumulated during
development stage                           	 (5,334)

Total Shareholders' Equity                      ($ 4,314)

                           USChina Channel Inc.
                    Consolidated Statement of Operation

                                   		Three Months   From inception
                                  		ended on          to
                               		 9/30/2006       9/30/2006

Revenue 	                                      0   	       0

Gross Profits                      	              0 	              0

Operating expenses         	                    0	              0
Selling expenses                   	              0	              0
General and administration expenses          $  4,841	            5,334

Income(loss) from Operation              	  ( $ 4,841 )      ($  5,334 )

Other income (expenses)             	     	  0                 0
Interests expenses                   	     	  0                 0
Income tax                         	              0     	        0

Net income (loss)                       	 ( $ 4,841.40 )    ($  5,334 )

Basic and diluted net earning
per share (1,020,000 Shares O/S)         	 $      0      	       0








                 	     USChina  Channel Inc
     Consolidated Statement Of Changes In Stockholder's Equity

		             Common Shares      Par		 Profits      Total
                                  				  (Loss)
Issuance of Common Stock	1,020,00      $1,020    		$1,020

Net Profits (Loss)                     			  ($493)
($493)

Balance, June30, 2006               		 	  ($493)        $527
(Audited)

Net Profits (Loss)                   			  ($4,841)    ($4,841)

Balance,
September 30,2006
(unaudited) 	     	  1,020,000         $1,020	 ($5,334)    ($4,314)





                  	    USChina Channel Inc.
           		Consolidated Statement of Cash Flows
                    	             (unaudited)

                              	         Three Months   From Inception
                                 			ended on  	   to
                                			9/30/2006   9/30/2006
Cash Flow from operating activities
Net Income (Loss)                		       ($4,841)      ($5,334)

Change in operating assets and liabilities
(Decrease)increase in:

       Due Officer                		        $4,841          $5,334

 Net cash provided by operating activity      	    0        	    0


Cash flows from investing activities		    0       	    0


Cash flows from financing activities
Proceeds from sale of common stock         	    $1,020       	 $1,020

Net cash provided by financing activities 	   $1,020	       $1,020


Net Increase in Cash             		         $1,020          $1,020
Cash, beginning at the period                    	0  	          0
Cash, end at the period         		         $1,020   	 $1,020






                       FINANCIAL STATEMENT
              ( For the year ended On June 30, 2006 )



                   ( This page intended to leave blank )

         REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of USChina Channel Inc.

I have audited the accompanying balance sheet of USChina Channel Inc. (A Development Stage Company) as of June 30, 2006, and the related statements of operations, stockholders' equity and cash flows for the period from April 26 (inception), to June 30, 2006. These financial statements are the responsibility of the company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, I express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of USChina Channel Inc. (A Development Stage Company) as of June 30, 2006, and the results of its operations and its cash flows from April 26, 2006 (inception), to June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that USChina Channel Inc. (A Development Stage Company) will continue as a going concern. As discussed in Note 3 to the financial statements, USChina Channel Inc. (A Development Stage Company) has minimal operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Yongqing Ruan, CPA
Woodbridge, CT

August 15, 2006

                          USChina Channel Inc.
                         Consolidated Balance Sheet
                                      		  June 30,2006

Cash                                    	        $ 1,020

Total Current Asset                       	   1,020
Investment
Property                                   	      0
Intangible Assets                           	      0
Total Assets                            	         1,020

Liability and Shareholders equity
Current Liability
Accounts payable                             	      0
Due to officer                              	    492.95

Total Liabilities                          	     493

Shareholders' Equity
1020000 Shares o/s w/ Par value $0.001              1,020
Deficit accumulated during development stage         -493

Total Shareholders' Equity               	           527

Total Liabilities and Shareholders' Equity           1020

See accompanying summary of accounting policies and notes to financial statements.




                        USChina Channel Inc.
                Consolidated Statement of Operation

                                        	       June 30,2006
Revenue                                        	     $  0

Gross Profits                                     	  0

Operating expenses                               	  0
Selling expenses                                  	  0
General and administration expenses                  492.95

Research and development
Costs                                          	      0.00

Income (loss) from Operation                        (493.00)

Other income (expenses)                                0.00
Interests expenses                           	       0.00
Income tax                                      	  0
Net income (loss)                             	      (493)

Basic and diluted net
earning per share                               	  0

See accompanying summary of accounting policies and notes to financial statements.



                      USChina Channel Inc.
  Consolidated Statement Of Changes In Stockholder's Equity

                    	      Common
                     	      Shares 	Par	   Profits     Total

                                       			(Loss)

Issuance of Common Stock    1,020,000  $1,020     		 $1,020

Net Profits (Loss)                        	  	($493)     ($493)

Balance
June 30,2006                1,020,000   $1,020     	 ($493)      $527




                         USChina Channel Inc.
                Consolidated Statement of Cash Flows

                                                   	    6/30/2006
Cash Flow from operating activities
Net Income (Loss)                                   	     $(493)
Change in operating assets and liabilities
(Decrease) increase in:
   Due Officer                                     	      493
   Net cash provided by operating activity                    0

Cash flows from investing activities                          0

Cash flows from financing activities
   Proceeds from sale of common stock                      1,020

Net cash provided by financing activities                 1,020


Net Increase in Cash                                       1,020
Cash, beginning at the period                                  0
Cash, end at the period                                  $ 1,020


See accompanying summary of accounting policies and notes to financial statements.



                         USChina Channel Inc.
                     NOTES TO FINANCIAL STATEMENTS
                             June 30, 2006

1. ORGANIZATIONS AND DESCRIPTION OF BUSINESS

USChina Channel Inc was incorporated in Nevada on April 26, 2006, under the laws of the State of Nevada, for the purpose of providing management services to the small or median sized private companies in the People's Republic of China that want to look for business partners, or agencies, or financing resources, or to become public listing through IPO or reverse merger in the United States, Canada or Europe.

The Company is in the development stage with minimal operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a June 30 year-end.

Basic Earnings Per Share

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share", which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of SFAS No.128 effective April 26, 2006 (date of inception).

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted earnings per share are the same as basic earnings per share due to the lack of diluted items in the Company.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectible is reasonably assured. This typically occurs when the services are rendered.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In accordance with FASB 16 all adjustments are normal and recurring.

Income Taxes
Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

3. GOING CONCERN

The accompanying financial statements are presented on a going concern basis. The Company had minimal operations during the period from April 26, 2006 (date of inception) to June 30, 2006 and generated no revenues and the Company's current cash of $1,020 is not sufficient to cover the operating expenses for the next twelve months. This condition raises substantial doubt about the Company's ability to continue as a going concern. Continuation of the Company as a going concern is dependent upon obtaining additional working capital. Management believes that the Company will be able to operate for the coming year by obtaining additional financial responsibilities from Mr. Andrew Chien, the President and CFO of the company, and from other sources of equity funding.

Management plans to raise additional funds through debt or equity offerings. Management's current plan includes a SB-2 registration statement with the U.S. Securities and Exchange Commission of 400,000 shares for sale at $.50 per share to raise capital of $200,000 to implement their business plan. There is no guarantee that the Company will be able to raise any capital through this or any other offerings.

4. WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common stocks.

5. RELATED PARTY TRANSACTIONS

The sole officer of the Company may, in the future, become involved in other business opportunities as they become available, he may face a conflict in selecting between the Company and his other business opportunities. The Company has not formulated a policy for the resolution of such conflicts.

The filing cost of $473 has been accrued on the account of Due to Office for the filing cost paid by the officer. The Company neither owns nor leases any real or personal property. Mr. Andrew Chien has provided office and furniture without any charges.

6. INCOME TAXES

                                                 As of June 30, 2006

Deferred tax assets:
     Net operating tax carry forwards               $ 0
     Other                               	            0

     Gross deferred tax assets                        0
     Valuation allowance         	                 (0)
     Net deferred tax assets                      $   0

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry-forwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

7. NET OPERATING LOSSES

As of June 30, 2006, the Company has a net operating loss carryforward of $473. Net operating loss carryforward expires twenty years from the date the loss was incurred.


8. STOCK TRANSACTIONS

Transactions, other than employees' stock issuance, are in accordance with paragraph 8 of SFAS 123. Thus issuances shall be accounted for based on the fair value of the consideration received. Transactions with employees' stock issuance are in accordance with paragraphs (16-44) of SFAS 123. These issuances shall be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, or whichever is more readily determinable.

On April 28, 2006, the Company issued a total of 1,020,000 shares of common stock in the amount of $0.001 per share to two directors and one shareholder for a total cash of $1,020.

As of June 30, 2006 the Company had 1,020,000 shares of common stock issued and outstanding.

9. STOCKHOLDERS' EQUITY

The stockholders' equity section of the Company contains the following classes of capital stock as of June 30, 2006:

Common stock, $ 0.001 par value: 75,000,000 shares authorized; 1,020,000 shares issued and outstanding.


  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                 AND FINANCIAL DISCLOSURE

None.

                  Dealer Prospectus Delivery Obligation

Until (       , 2007), all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' Obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                         PART II
           INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The registrant had agreed to indemnify its executive officers and directors the fullest extent permitted by the Nevada Revised Statutes (the "NRS") and our bylaws except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the registrant. That NRS permits the registrant to indemnify any person, who is, or is threatened to be made, a party to any threatened, pending or completed action, or suit, whether civil, criminal, administrative or investigative (other than an action by the registrant) by reason of the fact that the person is or was, or temporally is or was an officer or director of the registrant. The indemnity is based on that he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The indemnity may include liabilities, judgments, costs, all fines and expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The registrant's obligations of indemnification, if any, shall be conditioned on the registrant receiving prompt notice of the claim and the opportunity to settle and defend the claim. The registrant may indemnify officers and directors in an action by the Registrant or in its right under the same conditions. The foregoing indemnification provisions are not exclusive of any other rights to which an officer or director may be entitled under our bylaws, by agreement, vote, or otherwise.


      ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses we will pay in connection with the offering described in this registration statement:

Amount

SEC Registration fee (1)                     $    21.4
Transfer and Miscellaneous expenses          $   578.6
Accounting fee                               $   800.00
Legal fee:                                   $ 4,000.00

Total:                                       $ 5,400.00

(1) All expenses, except SEC registration fee are estimated.


      ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On April 28, 2006, 1,000,000 restricted common shares were issued to our President, Treasurer, and Chief Financial Officer, Principal Accounting Officer, and Director Mr. Chien, in exchange for consideration of $1000.
The shares were issued without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Section 4 (2) of the Securities Act. No general solicitation was made in connection with the offer or sale of these securities.

On April 28, 2006, 10,000 restricted common shares were issued to our Director Charlene Yu in exchange for consideration of $10. The shares were issued without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Section 4 (2) of the Securities Act. No general solicitation was made in connection with the offer or sale of these securities.

On April 28, 2006, 10,000 restricted common shares were issued to our shareholder Jiayang Chien in exchange for consideration of $10. The shares were issued without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Section 4 (2) of the Securities Act. No general solicitation was made in connection with the offer or sale of these securities.


                  ITEM 27.  EXHIBITS

Reference Exhibit no.     Document                     Location

3          3.01       Articles of Incorporation           Filed

3          3.02       By-Laws                             Filed

5          5.01       Opinion on Legality                 Filed

10        10.01       Marketing Agreement                 Filed

10        10.02       Financial Agreement                 Filed

14        14.01       Ethics of Code                      Filed

23        23.01       Consent of Auditor                 Attached

99        99.01       Specimen Subscription Agreement     Filed


                  ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	Undertaking Required by Regulation S-B, Item 512(a).

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

    (a) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

    (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (c) Include any additional material information not previously disclosed or any material change to such information in the registration statement with respect to the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, treat each such post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

    (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant;

    (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2.     Undertaking Required by Regulation S-B, Item 512(e).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3.	Undertaking Required by Regulation S-B, Item 512(g)(2):

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form or prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Signatures
    In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Haven, Connecticut, on December 1, 2006.

                                     USChina Channel INC

                                     By: /s/ Andrew Chien
                                     _____________________
                                             Andrew Chien
                                        President, CEO,
                                        CFO, Principal Accounting Officer
                                        Director, Secretary

                                     By: /s/ Charlene Yu
                                      _____________________
                                              Charlene Yu
                                               Director